                                                                    Exhibit 10.8

[LOGO]
GlobalEuroNet Group, Inc.

Mr. Samuel Gortler
Chief Executive Officer
Gorem Capital Group Ltd.
Zion House - 12th Floor
41 Rothschild Blvd.
Tel-Aviv 65784
Israel

                                                                    27 July 2000

Dear Sam,

Reference is made to your meeting with my colleagues on July 10th in Los Angeles in which potential cooperation was discussed with respect to [ILLEGIBLE] venture capital investments (the "Investments"). In that regard, we have agreed as follows:

1) Gorem Capital Group Ltd. ("GCG") in association with Danimar Ltd. (Mike Goldstein) shall provide to GlobalEuroNet Group, Inc. ("GEN") certain advisory services with respect to such investments. Such services shall include:

            a)    screening, analysing and reviewing potential investments; and

            b)    negotiating and executing potential investments

            for and on behalf of GEN. For this purpose GCG shall retain the services of a high-tech analyst to work on a first priority basis on GEN's behalf to the full extent as shall be required for such services by GEN. In addition, for the purpose of (1.b) Samuel Gortler and Michael Goldstein will provide their direct advisory services.

2) GCG shall be entitled to receive for such services a retainee of US$ 5,000 (plus any applicable VAT) per month, payable on a monthly advanced basis. In addition, GCG shall be entitled to receive expense reimbursement for all its reasonable out of pocket expenses with respect to such services, not to exceed US$ 1,000 a month in the aggregate. All expenditures over US$1,000 shall be subject to a pre-approval authorization in writing by GEN. In addition, GCG or its designee shall be entitled, on those investments for which the above stated services have been rendered by GCG, to:

--------------------------------------------------------------------------------
                             Representative Office
                                 Via Parigi 11
                                  00185 Roma

[LOGO]
GlobalEuroNet Group, Inc.

(GEN-GCG Agreement p.2)

            a) a 3% success fee in free shares based upon the number of shares purchased by GEN or its affiliates in each investment;

            b) b) co-investments rights of up to 10% of GEN's (or its affiliates) investment amount on terms no more or less favourable than those given to GEN.

3) GCG and GEN will seek to expand their cooperation with respect to such Investments, including the formation of a Venture Capital Fund, to be promoted by GEN and certain Italian financial institutions

4) The parties acknowledge that each party is not restricted in any manner in its respective Investments activities in Israeli or elsewhere or any other activities which is currently performing, and, in particular, that GCG has certain commitments under the [ILLEGIBLE] Fund prospectus.

5) Unless otherwise agreed, this agreement shall remain in full force for a period of 12 months commencing on September 1, 2000, and is otherwise terminable on 3 month written notice by either party.

We look forward to the exciting opportunities suggested by you and for the future of our cooperation.

Kind regards,

/s/ Andrea Mandel-Mantello                 /s/ Simone Haggias
Andrea Mandel-Mantello                     Simone Haggias
Managing Director - GlobalEuroNet Group    Managing Director GlobalEuroNet Group

We agree and accept the understanding as described in your letter, this ________ day of July, 2000.

By: /s/ Sam Gortler               GOREM CAPITAL
   ----------------------           GROUP LTD.

Sam Gortler
Chief Executive Officer - Gorem Capital Group Ltd.

By:
   ----------------------

Mike Goldstein
Danimar Ltd.